Exhibit 99.1

News Release

International Paper Completes Acquisition of Temple-Inland

MEMPHIS, Tenn., Feb. 13, 2012 /PRNewswire/ — International Paper Company (NYSE: IP) today announced that it has completed its acquisition of Temple-Inland Inc. (NYSE: TIN) through the merger of its wholly owned subsidiary Metal Acquisition Inc. with and into Temple-Inland. Temple-Inland is now a wholly owned subsidiary of International Paper. Under the terms of the transaction, each issued and outstanding share of Temple-Inland common stock has been converted into the right to receive $32.00 in cash, without interest thereon, and less any applicable withholding taxes. Including the assumption of approximately $700 million in Temple-Inland net debt, the total transaction value is approximately $4.5 billion.

As a result of the acquisition, Temple-Inland’s common stock will cease trading on the New York Stock Exchange today. International Paper Chairman and CEO John Faraci said, “We are very pleased to have completed this compelling transaction. The combination of International Paper and Temple-Inland strengthens our North American packaging business and enhances our ability to generate cash flow while maintaining our strong balance sheet. We look forward to working with the employees of Temple-Inland as we successfully integrate our businesses and create an even stronger company with substantial benefits for our customers, employees and shareholders.”

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the Company’s North American distribution company. Headquartered in Memphis, Tennessee, the company employs about 61,000 people in more than 24 countries and serves customers worldwide. 2011 net sales were $26 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

About Temple-Inland

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 59 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland’s address on the World Wide Web is www.templeinland.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture; (vi) risks and uncertainties associated with the divestitures required by the U.S. Department of Justice consent decree that allows the Temple-Inland transaction to proceed; (vii) the failure to realize synergies and cost savings from the Temple-Inland transaction or delay in realization thereof; and (viii) our ability to achieve the benefits we expect from all other strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Media: Thomas J. Ryan, +1-901-419-4333, or Investors: Glenn Landau, +1-901-419-1731, or Emily Nix, +1-901-419-4987